Exhibit 23.2

                CONSENT OF DUNN SWAN & CUNNINGHAM



Board of Directors and Shareholders
Applied Intelligence Group, Inc.

     Dunn Swan & Cunningham, A Professional Corporation, hereby consents to the use of its name in connection with the opinion of counsel provided and included as an exhibit to this Registration Statement.



                                             /s/DUNN SWAN & CUNNINGHAM

Oklahoma City, Oklahoma
  February 18, 1997